CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

AMERICAN TECHNOLOGY CORPORATION

(HEREAFTER TO BE KNOWN AS "LRAD CORPORATION")

Pursuant to and in accordance with the provisions of the General Corporation Law of the State of Delaware, as amended, (the "Law"), the undersigned, American Technology Corporation (the "Corporation") hereby declares and certifies as follows:

    The name of the Corporation is American Technology Corporation.
    The Certificate of Incorporation of said corporation was filed by the State of Delaware Secretary of State on March 5, 1992, under the name American Technology Corporation.

    The Certificate of Incorporation is amended to change the name of the Corporation.

4. To effect the foregoing, Paragraph FIRST of the Certificate of Incorporation is hereby amended in its entirety as follows:

"FIRST. The name of the corporation is LRAD Corporation."
    The amendment specified above does not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

6. The amendment specified above has been duly authorized and approved by unanimous vote of the members of the board of directors at a meeting held on January 12, 2010 and approved by a majority vote of the stockholders pursuant to the requirements of Section 242 of the General Corporation Law of the State of Delaware at a meeting held on March 24, 2010. The total number of outstanding shares of the corporation is 30,552,498 shares of Common Stock. 15,808,524 shares of Common Stock voted for the name change and 1,603,214 shares of Common stock voted against the same and 147,557 abstained. Such votes were sufficient to approve the name change amendment.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation of the Corporation is executed as of the 24th day of March, 2010.

AMERICAN TECHNOLOGY CORPORATION,

a Delaware corporation

By __/s/ Thomas R. Brown_________________

Title: President and Chief Executive Officer